Exhibit 99

ALLETE
NON-EMPLOYEE DIRECTOR
STOCK PLAN

(As Amended and Restated Effective May 10, 2022)

Exhibit 99
ALLETE NON-EMPLOYEE DIRECTOR STOCK PLAN
(As Amended and Restated Effective May 10, 2022)

Article 1
Establishment and Purpose

This document includes the terms of the ALLETE Non-Employee Director Stock Plan (the “Plan”), the purpose of which is to provide ownership of the Company’s common stock to non-employee members of its Board of Directors in order to improve the Company’s ability to attract and retain highly qualified individuals to serve as Directors and to strengthen the commonality of interest between Directors and Company shareholders. The Plan, first established effective May 9, 1995, was amended as follows: effective September 1, 2000, the Plan was amended to reflect the Company’s name change; effective January 1, 2002, January 1, 2003, February 15, 2007, May 1, 2009, May 1, 2010 and October 1, 2010, respectively, the Plan was amended to reflect changes in Director compensation; effective July 20, 2004, the Plan was amended to provide for tax withholding; effective May 1, 2009, the Plan was amended to permit Directors to defer their Annual Retainer awarded pursuant to the Plan under the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II; and effective May 15, 2013, the Plan was amended to increase the number of shares authorized for issuance under this Plan. The Company now further amends and restates the Plan, effective May 10, 2022, to increase by 300,000 the number of shares authorized for issuance under this Plan, and to make other conforming amendments. Capitalized terms, unless otherwise defined herein, shall have the meaning provided in Article 10 of the Plan.

Article 2
Administration

2.1 Administrator. The Executive Compensation Committee of the Board (the “Administrator”) shall administer the Plan. Notwithstanding the foregoing, the Administrator may delegate any of its duties to such other person or persons from time to time as it may designate. Members of the Executive Compensation Committee may participate in the Plan; however, any Director serving on the Executive Compensation Committee shall not vote or act on any matter relating solely to himself or herself.
2.2 Duties. The Administrator has the authority to construe and interpret all provisions of the Plan, to resolve any ambiguities, to adopt rules and practices concerning the administration of the Plan, to make any determinations and calculations necessary or appropriate hereunder, and to remedy any errors, inconsistencies or omissions. The Company shall pay all expenses and liabilities incurred in connection with Plan administration.
2.3 Agents. The Administrator may engage the services of accountants, attorneys, actuaries, investment consultants, and such other professional personnel as are deemed necessary or advisable to assist in fulfilling the Administrator’s responsibilities. The Administrator, the Company and the Board may rely upon the advice, opinions or valuations of any such persons.
2.4 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and

Exhibit 99
application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan. Neither the Administrator, its delegates, nor the Board shall be personally liable for any good faith action, determination or interpretation with respect to the Plan, and each shall be fully protected by the Company in respect of any such action, determination or interpretation.
2.5 Company Information. To enable the Administrator to perform its duties, the Company shall supply full and timely information to the Administrator on all matters relating to the Annual Retainer, the Directors and such other pertinent information as the Administrator may reasonably require.

Article 3
Common Stock Subject to the Plan

Subject to Article 6 of the Plan, the maximum aggregate number of shares of Common Stock available for issuance under the Plan is 310,700 shares. The Common Stock to be delivered under the Plan may be made available from authorized but unissued shares of Common Stock or shares of Common Stock purchased on the open market.

Article 4
Determination of Annual Retainer and Stock Payments

4.1. The Board shall determine the Annual Retainer payable to each Director. Unless otherwise specified by the Board, the Annual Retainer, once established, will remain in effect until the Board changes it.
4.2 Each Director shall receive a Stock Payment for services rendered during the Service Period on the first business day of June or as soon as practicable following that date. The number of shares shall be calculated by dividing the amount of the Stock Payment by the fair market value of a share of Common Stock, which for this purpose means the average New York Stock Exchange closing price for the last five (5) days up to and including the date that is ten (10) calendar days prior to June 1 of the Service Period (or on the first business day thereafter if June 1 is not a business day). To the extent the Director has not elected to defer any or all of the Stock Payment pursuant to the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II, or any successor deferral plan or arrangement established by the Company for such purpose, the Company shall either issue shares or cause the appropriate number of shares of Common Stock to be purchased in the market and delivered to the Director or, at the Company’s election, to the Director’s Invest Direct account or to the Director’s account in such successor dividend reinvestment plan as the Company may establish. Fractional shares may be paid in cash. Directors who join the Board during a Service Period after the first business day in June will receive their Stock Payment, valued using the same general methodology described above and prorated to reflect the number of months included in the Director’s initial Service Period, as soon as practicable after the first business day following the effective date of their election or appointment to the Board.

Exhibit 99
4.3 Any Director may decline a Stock Payment for any Plan Year, provided, however, that no cash compensation shall be paid in lieu thereof. Any Director who declines a Stock Payment must do so in writing prior to the performance of any services as a Director for the Plan Year to which such Stock Payment relates.
4.4 No Director shall be required to forfeit or otherwise return any shares of Common Stock issued as a Stock Payment pursuant to the Plan (including any shares of Common Stock received as a result of an election under Article 5 of the Plan) notwithstanding any change in status of such Director that renders him or her ineligible to continue as a Director in the Plan.
4.5 The cash portion of the Annual Retainer for such Plan Year shall be paid to Directors at such times and in such manner as may be determined by the Board of Directors and, in any event, on or before March 15th of the year following the Plan Year, unless the Director has elected to defer some or all of the cash portion of the Annual Retainer pursuant to the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II.
4.6 Any portion of the Annual Retainer that a Director elects to defer pursuant to the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II shall be considered a deferral under that plan and not this Plan.

Article 5
Election to Increase Amount of Stock Payment
in Lieu of Cash Portion of Annual Retainer

5.1 Annual Election. Each Plan Year, a Director may make a written election to reduce the cash portion of the Annual Retainer and have such amount applied to purchase additional shares of Common Stock. The election shall be made on a form provided by the Administrator and must be returned to the Administrator. An election becomes irrevocable no later than the date specified by the Administrator, but in any event before the beginning of the Plan Year to which the election relates. A Director’s election will become effective only if the forms required by the Administrator have been properly completed and signed by the Director, timely delivered to, and accepted by, the Administrator. The election form shall state the percentage or amount by which the Director desires to reduce the cash portion of the Annual Retainer, which shall be applied toward the purchase of Common Stock to be delivered on the same date that the Stock Payment is made, provided, however, that no fractional shares may be purchased. Cash in lieu of any fractional share may be paid to the Director. No Director shall be allowed to change or revoke any election for the then current year.
5.2 Initial Election. A Director who first becomes eligible to participate in the Plan during a Plan Year may elect to reduce the cash portion of the Annual Retainer and have such amount applied to purchase additional shares of Common Stock by filing a signed election form with the Administrator no later than 30 days after the Director first becomes eligible to participate in the Plan. The election shall become irrevocable with respect to the Service Period covered by the election on the earlier of the 30th day following the date on which the Director first becomes eligible to participate in the Plan or the date on which payment is made to the Director.

Exhibit 99

Article 6
Adjustment for Changes in Capitalization

If the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization or recapitalization, reclassification, stock dividend, stock split, reverse stock split, combinations of shares, rights offering, distribution of assets or other distribution with respect to such shares of Common Stock or other securities or other change in the corporate structure or shares of Common Stock, the number of shares to be granted annually, the maximum number of shares and the kind of shares that may be issued under the Plan shall be appropriately adjusted by the Administrator. Any determination by the Administrator as to any such adjustment will be final, binding, and conclusive.

The maximum number of shares issuable under the Plan as a result of any such adjustment shall be rounded down to the nearest whole share.

Article 7
Amendment or Termination of Plan

The Board will have the power, in its discretion, to amend, suspend or terminate the Plan at any time.

Article 8
Duration of the Plan

Subject to the right of the Board to terminate the Plan pursuant to Article 7 of the Plan, the Plan shall remain in effect until all shares subject to the Plan have been purchased or acquired according to the Plan’s provisions.

Article 9
Miscellaneous Provisions

9.1 Continuation of Directors in Same Status. Nothing in the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that the Company will retain a Director as a Director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, as conferring upon any Director any legal or other right to continue as a Director or in any other capacity, or as limiting, interfering with or otherwise affecting the right of the Company to terminate Directors in their capacity as a Director or otherwise at any time for any reason, with or without cause, and without regard to the effect that such termination might have upon him or her as a participant under the Plan.

Exhibit 99
9.2 Compliance with Government Regulation. Neither the Plan nor the Company shall be obligated to issue any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules and regulations, by any regulatory agencies or by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to any issuance of shares of Common Stock, the Board or the Administrator may require a Director to take any such action and to make any such covenants, agreements and representations as the Board or the Administrator, as the case may be, in its discretion deems necessary or advisable to ensure compliance with such requirements. The Company shall in no event be obligated to register the shares of Common Stock deliverable under the Plan pursuant to the Securities Act of 1933, as amended, or to qualify or register such shares under any securities laws of any state upon their issuance under the Plan or at any time thereafter, or to take any other action in order to cause the issuance and delivery of such shares under the Plan or any subsequent offer, sale, or other transfer of such shares to comply with any such law, regulation, or requirement. Directors are responsible for complying with all applicable federal and state securities and other laws, rules, and regulations in connection with any offer, sale, or other transfer of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act of 1933 as amended (unless an exemption therefrom is available) or with the provisions of Rule 144 promulgated thereunder, if applicable, or any successor provisions. Certificates for shares of Common Stock may be legended as the Administrator shall deem appropriate.
9.3 Non-transferability of Rights. No Director shall have the right to assign the right to receive any Stock Payment or any other right or interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge, or charge of any nature to be imposed on any such Stock Payment (prior to the delivery of such Stock Payment) or any such right or interest.
9.4 Severability. In the event that any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.
9.5 Governing Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of the state of Minnesota.
9.6 Tax Withholding. The Company is authorized to withhold from the Annual Retainer including from the Stock Payment, amounts of withholding and other taxes due in connection with such payment by the Company and to take such other action as the Company may deem advisable to enable the Company or Director to satisfy obligations relating to the payment of any Annual Retainer.
9.7 Section 409A. All payments pursuant to this Plan are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”), specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), and shall, to the maximum extent possible, be interpreted and administered in a manner consistent with that intention. This Plan does not contemplate payment of any deferred compensation. To the extent that any Director elects to defer payment of any Plan payments, those deferrals shall be treated in the manner described in Plan Section 4.6 of the Plan. Nevertheless, to the extent that any Plan

Exhibit 99
payments become subject to Section 409A, the Plan shall, to the maximum extent possible, be interpreted and administered in a manner that complies with Section 409A, and each individual installment payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying Section 409A.
Article 10
Definitions

When used herein, the following terms shall have the respective meanings set forth below:
10.1 “Administrator” is defined in Section 2.1 of the Plan.
10.2 “Annual Retainer” means the annual retainer payable by the Company to Directors (excluding any expense reimbursements).
10.3 “Board” or “Board of Directors” means the Board of Directors of the Company.
10.4 “Common Stock” means the common stock, no par value, of the Company.
10.5 “Company” means ALLETE, Inc., f/k/a Minnesota Power, Inc. and f/k/a Minnesota Power & Light Company, a Minnesota corporation, and any successor corporation.
10.6 “Director” means any person who is elected or appointed to the Board of Directors of the Company and who is not an Employee.
10.7 “Employee” means any officer or other common law employee of the Company or of any Subsidiary.
10.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
10.9 “Invest Direct” means the ALLETE Direct Stock Purchase and Dividend Reinvestment Plan or any successor dividend reinvestment plan as the Company may establish.
10.10 “Plan Year” means the calendar year.
10.11 “Service Period” means, with respect to the Annual Cash Retainer, a Plan Year, and with respect to the Annual Stock Retainer, the 12-month period beginning on June 1 of each Plan Year or, with respect to a Director who first becomes eligible to participate in the Plan after June 1 of a Plan Year, such lesser period beginning on the date the Director joins the Board and ending on the following May 31.
10.12 “Stock Payment” means that portion of the Annual Retainer to be paid to Directors in shares of Common Stock rather than cash for services rendered as a Director of the Company, as provided in Article 4 of the Plan, including that portion of the Stock Payment resulting from any election specified in Article 5 of the Plan.
10.13 “Subsidiary” means any corporation that is a “subsidiary corporation” of the Company, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.

Exhibit 99
IN WITNESS WHEREOF, the Board of Directors of ALLETE, Inc. has caused this amended and restated ALLETE Non-Employee Director Stock Plan to be executed effective as of May 10, 2022.

ALLETE, Inc.

/s/ Bethany M. Owen
Bethany M. Owen
Chair, President, and Chief Executive Officer

ATTEST:

/s/ Margaret A. Thickens
Margaret A. Thickens
Vice President, Chief Legal Officer, and Corporate Secretary